Exhibit 99.1

Chart Announces Early Redemption of 9 1/8% Senior Subordinated Notes Due 2015

Cleveland, OH - September 15, 2011 - Chart Industries, Inc. (NASDAQ: GTLS) announced today that it will redeem the entire $163.2 million outstanding principal amount of its 9 1/8% Senior Subordinated Notes due 2015 (the “9 1/8% Notes”) on October 17, 2011. The notice of redemption will be mailed to the holders of the 9 1/8% Notes on September 15, 2011.

The redemption of the 9 1/8% Notes is being made using proceeds from Chart’s recently completed offering of 2% Convertible Senior Subordinated Notes due 2018. The redemption price is 103.042% of the principal amount of the redeemed notes plus accrued and unpaid interest to, but not including, the redemption date, which totals approximately $176 million.

Inquiries regarding the redemption should be directed to The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture governing the Notes, at The Bank of New York Mellon, Global Corporate Trust, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attn: Redemption Unit.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information on Chart, visit: http://www.chartindustries.com.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting
Chief Financial Officer and Treasurer		Officer and Controller
(216) 626-1216		(216) 626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com